Exhibit 99.1

For Immediate Release	Contact:	Jill Taymans
727-723-0333
727-723-0444 (Fax)
investor.relations@cryo-cell.com

CRYO-CELL ANNOUNCES RESIGNATION OF AUDITOR AND CONTINUED ASSESSMENT OF

CERTAIN REVENUE RECOGNITION ACCOUNTING POLICIES

Clearwater, FL B May 20, 2003 (NASDAQ-CCELE)—CRYO-CELL International, Inc. announced today that Ernst & Young, LLP resigned as the Company’s independent auditor. Mercedes Walton, the Company’s Chairman and Interim Chief Executive Officer stated “while the resignation of Ernst & Young LLP is unfortunate, the Company continues to move forward with its new strategic focus and is expecting to engage new independent auditors in the near future.”

The Company is presently awaiting guidance from the SEC with respect to the proper accounting treatment for its revenue sharing agreements and is working with its former auditor, Weinick Sanders Leventhal & Co., LLP in connection with the Company’s anticipated restatement of its prior financial statements, which, as previously announced, has delayed the Company’s filing of its Form 10-QSB for the quarter ended February 28, 2003.

As previously announced, the Company received notification from Nasdaq that its common stock is subject to delisting for noncompliance with Nasdaq Marketplace Rule 4310(e)(14), for failure to file its Form 10-QSB. The Company has requested a hearing with Nasdaq regarding its listing which is currently scheduled for May 22, 2003. Jill Taymans, the Company’s Vice President of Finance and Chief Financial Officer indicated, “The Company is working to expeditiously finalize the proper accounting treatment for the revenue sharing agreements and bring its filings current.”

About CRYO-CELL International, Inc.

Based in Clearwater, Florida, CRYO-CELL is the world’s largest and fastest growing U-Cord™ stem cell banking firm, offering high-quality cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. CRYO-CELL is accredited by the American Association of Blood Banks (AABB).

CRYO-CELL is a publicly traded company. NASDAQ Symbol ... CCELE. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors, including but not limited to the risks and uncertainties associated with the ongoing assessment of certain revenue recognition policies and the Nasdaq notification and compliance process, that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.